Exhibit 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES CLOSING OF
COMMON STOCK OFFERING
Houston, TX — December 16, 2009. Sterling Construction Company, Inc. (Nasdaq GS: STRL) (the “Company” or “Sterling”) today announced the completion of the offering of 2.76 million shares of common stock announced earlier, including 360,000 shares of common stock to cover over-allotments pursuant to an option that was exercised by the underwriters prior to closing. The offering resulted in net proceeds to the Company of approximately $46.8 million.
The Company announced the pricing of the offering on December 10, 2009, at $18.00 per share to the public and proceeds of $17.10 per share to the Company after underwriting discounts.
The $46.8 million of net proceeds from the offering are intended to be used to repay indebtedness outstanding under the Company’s revolving credit facility, if any, and to strengthen its balance sheet, including working capital and tangible net worth, in order to fund its business, provide liquidity for future growth and increase its bonding capacity.
The securities described above are being offered by the Company pursuant to a shelf registration statement which was filed with the Securities and Exchange Commission on July 16, 2008 and became effective on August 4, 2008. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The completion of the offering is subject to customary closing conditions.
Copies of the final prospectus supplement and base prospectus relating to the offering can be obtained at the SEC’s website at http://www.sec.gov or from D.A. Davidson & Co. at 8 Third Street North, Great Falls, MT 59401 or by calling (800) 332-5915 or from BB&T Capital Markets, a Division of Scott & Stringfellow, LLC at 909 E. Main Street, 2nd Floor, Richmond, VA 23219 or by calling (804) 780-3267.
Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas, Nevada and Utah. Its transportation infrastructure projects include highways, roads, bridges and light rail, and its water infrastructure projects include water, wastewater and storm drainage systems.
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, our ability to successfully integrate acquired businesses and realize the anticipated benefits of those acquisitions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Contact:

Sterling Construction Company, Inc.	Investor Relations Counsel
281-821-9091	The Equity Group Inc.
Joseph Harper, Sr., or	Linda Latman 212-836-9609
James H. Allen, Jr.	Lena Cati 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com